HomeTrust Bancshares, Inc. Announces Financial Results for the Fourth Quarter of the Year Ended
December 31, 2025 and Declaration of a Quarterly Dividend
ASHEVILLE, N.C., January 22, 2026 – HomeTrust Bancshares, Inc. (NYSE: HTB) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the fourth quarter of the year ended December 31, 2025 and approval of its quarterly cash dividend.
For the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025:
•net income was $16.1 million compared to $16.5 million;
•diluted earnings per share ("EPS") were $0.93 compared to $0.95;
•annualized return on assets ("ROA") was 1.44% compared to 1.48%;
•annualized return on equity ("ROE") was 10.63% compared to 11.10%;
•net interest margin was 4.20% compared to 4.31%;
•provision for credit losses was $2.1 million compared to $2.0 million;
•tax free bank owned life insurance ("BOLI") death benefit proceeds in excess of cash surrender value was $92,000 compared to $0;
•quarterly cash dividends increased $0.01 per share, or 8.3%, to $0.13 per share totaling $2.2 million compared to $0.12 per share totaling $2.1 million; and
•241,201 shares of Company common stock were repurchased during the current quarter at an average price of $42.19 compared to none in the prior quarter.
For the year ended December 31, 2025 compared to the year ended December 31, 2024:
•net income was $64.4 million compared to $54.8 million;
•diluted EPS was $3.72 compared to $3.20;
•ROA was 1.46% compared to 1.23%;
•ROE was 11.06% compared to 10.37%;
•net interest margin was 4.25% compared to 4.07%;
•provision for credit losses was $6.9 million compared to $7.5 million;
•gain on the sale of our two Knoxville, Tennessee branches was $1.4 million compared to $0;
•tax free BOLI death benefit proceeds in excess of cash surrender value of $92,000 compared to $1.1 million;
•cash dividends of $0.49 per share totaling $8.4 million compared to $0.45 per share totaling $7.7 million; and
•334,413 shares of Company common stock were repurchased during the current year at an average price was $40.30 compared to 23,483 shares repurchased at an average price of $27.48 in the prior year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.13 per common share payable on February 26, 2026 to shareholders of record as of the close of business on February 18, 2026.
“Fiscal year 2025 ended with another quarter of strong financial performance,” said Hunter Westbrook, President and Chief Executive Officer. “For the second consecutive year, we delivered 11% growth in our tangible book value per share – driven by our top quartile net interest margin of 4.25%, strong gains on the sale of loans, and continued expense discipline. With our robust capital base and clear strategic vision, we are poised to accelerate loan growth in 2026.
“As previously announced, HomeTrust was once again recognized as one of the 2025 America’s Top 100 Most Loved Workplaces by the Best Practice Institute, a 2025 Best Bank to Work For by American Banker, and one of the 2026 America’s Best Workplaces by Best Companies Group. These recognitions affirm the culture we’ve built – one rooted in empowering teammates, strengthening communities and cultivating a workplace where belonging fuels excellence – so we can make a lasting difference together. Our culture is the engine behind the momentum, and the reason HomeTrust continues to be a consistently high-performing community bank.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended December 31, 2025 and September 30, 2025
Net Income.  Net income totaled $16.1 million, or $0.93 per diluted share, for the three months ended December 31, 2025 compared to $16.5 million, or $0.95 per diluted share, for the three months ended September 30, 2025, a decrease of $367,000, or 2.2%. The results for the three months ended December 31, 2025 compared to the quarter ended September 30, 2025 were impacted by a $1.2 million decrease in net interest income, partially offset by a $645,000 increase in noninterest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	December 31, 2025			September 30, 2025
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,809,902	$59,597	6.21%	$3,876,200	$61,749	6.32%
Debt securities available for sale	147,247	1,599	4.31	146,374	1,662	4.50
Other interest-earning assets(2)	223,267	2,271	4.04	152,130	1,984	5.17
Total interest-earning assets	4,180,416	63,467	6.02	4,174,704	65,395	6.21
Other assets	255,547			256,449
Total assets	$4,435,963			$4,431,153
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$540,889	$1,013	0.74%	$544,229	$1,081	0.79%
Money market accounts	1,361,620	9,192	2.68	1,330,856	9,276	2.77
Savings accounts	171,803	30	0.07	176,660	31	0.07
Certificate accounts	926,678	8,674	3.71	932,361	9,086	3.87
Total interest-bearing deposits	3,000,990	18,909	2.50	2,984,106	19,474	2.59
Junior subordinated debt	10,204	199	7.74	10,179	207	8.07
Borrowings	10,152	146	5.71	28,716	325	4.49
Total interest-bearing liabilities	3,021,346	19,254	2.53	3,023,001	20,006	2.63
Noninterest-bearing deposits	751,864			757,828
Other liabilities	61,085			60,692
Total liabilities	3,834,295			3,841,521
Stockholders' equity	601,668			589,632
Total liabilities and stockholders' equity	$4,435,963			$4,431,153
Net earning assets	$1,159,070			$1,151,703
Average interest-earning assets to average interest-bearing liabilities	138.36%			138.10%
Non-tax-equivalent
Net interest income		$44,213			$45,389
Interest rate spread			3.49%			3.58%
Net interest margin(3)			4.20%			4.31%
Tax-equivalent(4)
Net interest income		$44,661			$45,829
Interest rate spread			3.54%			3.63%
Net interest margin(3)			4.24%			4.36%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $448 and $440 for the three months ended December 31, 2025 and September 30, 2025, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended December 31, 2025 decreased $1.9 million, or 2.9%, when compared to the three months ended September 30, 2025. Regarding the components of this income, loan interest income decreased $2.2 million, or 3.5%, primarily due to an overall decrease in average loan balances and the impact of decreases in the federal funds rate upon loan yields, and was partially offset by a $287,000 increase in interest income on other investments and interest-bearing accounts. Accretion income on acquired loans of $519,000 and $352,000 was recognized during the same periods, respectively, and was included in loan interest income.

Total interest expense for the three months ended December 31, 2025 decreased $752,000, or 3.8%, compared to the three months ended September 30, 2025, the result of a $565,000, or 2.9%, decrease in interest expense on deposits and a $187,000, or 35.2%, decrease in interest expense on borrowings. The decrease in interest expense on deposits can primarily be traced to decreases in the average cost of funds, while the decrease in interest expense on borrowings was the result of a decline in average borrowings outstanding.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(1,056)	$(1,096)	$(2,152)
Debt securities available for sale	10	(73)	(63)
Other interest-earning assets	928	(641)	287
Total interest-earning assets	(118)	(1,810)	(1,928)
Interest-bearing liabilities
Interest-bearing checking accounts	(7)	(61)	(68)
Money market accounts	214	(298)	(84)
Savings accounts	(1)	—	(1)
Certificate accounts	(55)	(357)	(412)
Junior subordinated debt	1	(9)	(8)
Borrowings	(210)	31	(179)
Total interest-bearing liabilities	(58)	(694)	(752)
Decrease in net interest income			$(1,176)
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Provision for credit losses
Loans	$1,525	$1,755	$(230)	(13)%
Off-balance-sheet credit exposure	555	260	295	113
Total provision for credit losses	$2,080	$2,015	$65	3%
For the quarter ended December 31, 2025, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $3.1 million during the quarter:
•$0.9 million benefit driven by changes in the loan mix.
•$0.1 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.6 million decrease in specific reserves on individually evaluated loans.
For the quarter ended September 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.8 million during the quarter:
•$0.6 million benefit driven by changes in the loan mix.
•$0.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.6 million decrease in specific reserves on individually evaluated loans.
For the quarters ended December 31, 2025 and September 30, 2025, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix, projected economic forecast and qualitative allocations as outlined above.

Noninterest Income.  Noninterest income for the three months ended December 31, 2025 increased $645,000, or 7.4%, when compared to the quarter ended September 30, 2025. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,534	$2,527	$7	—%
Loan income and fees	926	577	349	60
Gain on sale of loans held for sale	1,926	1,725	201	12
BOLI income	976	882	94	11
Operating lease income	2,032	1,777	255	14
Gain on sale of premises and equipment	65	—	65	100
Other	937	1,263	(326)	(26)
Total noninterest income	$9,396	$8,751	$645	7%
•Loan income and fees: The increase was primarily the result of a $144,000 increase in interest rate swap fees in addition to smaller increases across several other loan fee categories.
•Gain on sale of loans held for sale: The increase was primarily driven by an increase in the sales volume of SBA commercial loans originated for sale, partially offset by decreased sales volume of residential mortgage loans and HELOCs. There were $18.9 million in sales of the guaranteed portion of SBA commercial loans with gains of $1.5 million for the current quarter compared to $9.8 million sold and gains of $595,000 for the prior quarter. There were $31.1 million of residential mortgage loans sold for gains of $606,000 during the current quarter compared to $33.3 million sold with gains of $764,000 in the prior quarter. There were $13.7 million of HELOCs originated for sale which were sold during the current quarter with gains of $121,000 compared to $45.3 million sold with gains of $243,000 in the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net loss of $295,000 for the current quarter compared to a net gain of $123,000 for the prior quarter.
•BOLI income: The increase was primarily related to $92,000 in tax-free gains on death benefit proceeds in excess of the cash surrender value in the current quarter, with no such income being recognized in the prior quarter.
•Operating lease income: The increase was primarily the result of a $359,000 reduction in losses upon contract termination, partially offset by a $104,000 decrease in contract earnings.
•Other: The decrease was driven by a $226,000 reduction of investment services income quarter-over-quarter.
Noninterest Expense.  Noninterest expense for the three months ended December 31, 2025 increased $428,000, or 1.4%, when compared to the three months ended September 30, 2025. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$18,541	$18,508	$33	—%
Occupancy expense, net	2,572	2,563	9	—
Computer services	2,798	2,562	236	9
Operating lease depreciation expense	1,582	1,770	(188)	(11)
Telecom, postage and supplies	542	539	3	1
Marketing and advertising	514	471	43	9
Deposit insurance premiums	483	468	15	3
Core deposit intangible amortization	411	410	1	—
Other	4,251	3,975	276	7
Total noninterest expense	$31,694	$31,266	$428	1%
•Operating lease depreciation expense: The decrease was due to a decline in the population of operating lease contracts (assets being depreciated) quarter-over-quarter.
•Other: The change was driven by a $110,000 increase in ATM expense period-over-period in addition to smaller increases across several other expense categories.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended December 31, 2025 and September 30, 2025 were 18.7% and 20.9%, respectively, with the quarter-over-quarter decline driven by the Company's investment in a tax credit equity fund.
Comparison of Results of Operations for the Years Ended December 31, 2025 and December 31, 2024
Net Income.  Net income totaled $64.4 million, or $3.72 per diluted share, for the year ended December 31, 2025 compared to $54.8 million, or $3.20 per diluted share, for the year ended December 31, 2024, an increase of $9.6 million, or 17.4%. The results for the year ended December 31, 2025 compared to the prior year were positively impacted by a $7.2 million increase in net interest income, a $2.9 million increase in noninterest income, a $607,000 decrease in the provision for credit losses and a $321,000 decrease in noninterest expense. Details of the changes in the various components of net income are further discussed below.

Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2025			2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,823,319	$240,399	6.29%	$3,884,984	$247,642	6.37%
Debt securities available for sale	148,951	6,706	4.50	137,108	6,045	4.41
Other interest-earning assets(2)	182,666	9,033	4.95	144,262	7,929	5.50
Total interest-earning assets	4,154,936	256,138	6.16	4,166,354	261,616	6.28
Other assets	260,395			273,307
Total assets	$4,415,331			$4,439,661
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$555,443	$4,669	0.84%	$570,952	$5,420	0.95%
Money market accounts	1,342,019	36,648	2.73	1,314,867	39,851	3.03
Savings accounts	178,503	136	0.08	185,712	164	0.09
Certificate accounts	919,734	36,149	3.93	952,602	42,003	4.41
Total interest-bearing deposits	2,995,699	77,602	2.59	3,024,133	87,438	2.89
Junior subordinated debt	10,167	817	8.04	10,067	928	9.22
Borrowings	20,597	981	4.76	61,205	3,746	6.12
Total interest-bearing liabilities	3,026,463	79,400	2.62	3,095,405	92,112	2.98
Noninterest-bearing deposits	743,578			757,472
Other liabilities	63,109			58,496
Total liabilities	3,833,150			3,911,373
Stockholders' equity	582,181			528,288
Total liabilities and stockholders' equity	$4,415,331			$4,439,661
Net earning assets	$1,128,473			$1,070,949
Average interest-earning assets to average interest-bearing liabilities	137.29%			134.60%
Non-tax-equivalent
Net interest income		$176,738			$169,504
Interest rate spread			3.54%			3.30%
Net interest margin(3)			4.25%			4.07%
Tax-equivalent(4)
Net interest income		$178,475			$170,964
Interest rate spread			3.58%			3.34%
Net interest margin(3)			4.30%			4.10%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $1,737 and $1,460 for the years ended December 31, 2025 and 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the year ended December 31, 2025 decreased $5.5 million, or 2.1%, compared to the year ended December 31, 2024. Regarding the components of this income, loan interest income decreased $7.2 million, or 2.9%, primarily due to an overall decrease in average loan balances and the impact of decreases in the federal funds rate upon loan yields, partially offset by a $1.1 million increase in interest income on other investments and interest-bearing accounts, and a $661,000 increase in interest income on debt securities available for sale. Accretion income on acquired loans of $2.2 million and $3.2 million was recognized during the same periods, respectively, and was included in loan interest income.
Total interest expense for the year ended December 31, 2025 decreased $12.7 million, or 13.8%, compared to the year ended December 31, 2024, the result of a $9.8 million, or 11.2%, decrease in interest expense on deposits and a $2.9 million, or 61.5%, decrease in interest expense on borrowings. The decrease in interest expense on deposits can primarily be traced to decreases in the average cost of funds, while the decrease in interest expense on borrowings was primarily the result of a decline in average borrowings outstanding.

The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(3,931)	$(3,312)	$(7,243)
Debt securities available for sale	522	139	661
Other interest-earning assets	2,111	(1,007)	1,104
Total interest-earning assets	(1,298)	(4,180)	(5,478)
Interest-bearing liabilities
Interest-bearing checking accounts	(147)	(604)	(751)
Money market accounts	823	(4,026)	(3,203)
Savings accounts	(6)	(22)	(28)
Certificate accounts	(1,449)	(4,405)	(5,854)
Junior subordinated debt	9	(120)	(111)
Borrowings	(2,485)	(280)	(2,765)
Total interest-bearing liabilities	(3,255)	(9,457)	(12,712)
Increase in net interest income			$7,234
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Years Ended December 31,
(Dollars in thousands)	2025	2024	$ Change	% Change
Provision for credit losses
Loans	$5,465	$7,460	$(1,995)	(27)%
Off-balance-sheet credit exposure	1,473	85	1,388	1,633
Total provision for credit losses	$6,938	$7,545	$(607)	(8)%
For the year ended December 31, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $9.3 million during the period:
•$2.5 million benefit driven by changes in the loan mix.
•$1.5 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments. Of note, in the quarter ended June 30, 2025, we released the $2.2 million qualitative allocation previously established in the prior year for the potential impact of Hurricane Helene on our loan portfolio. Any residual impact of the Hurricane is believed to have now been reflected elsewhere within the ACL calculation.
•$0.2 million increase in specific reserves on individually evaluated credits.
For the year ended December 31, 2024, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $10.8 million during the period:
•$1.6 million benefit driven by changes in the loan mix.
•$0.7 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments. Included in this change was the addition of a $2.2 million qualitative allocation in the quarter ended September 30, 2024 for the potential impact of Hurricane Helene on our loan portfolio.
•$1.0 million decrease in specific reserves on individually evaluated credits.
For the years ended December 31, 2025 and December 31, 2024, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and the projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the year ended December 31, 2025 increased $2.9 million, or 8.6%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Years Ended December 31,
(Dollars in thousands)	2025	2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$9,807	$9,165	$642	7%
Loan income and fees	2,772	2,737	35	1
Gain on sale of loans held for sale	7,668	6,253	1,415	23
BOLI income	3,552	4,312	(760)	(18)
Operating lease income	7,064	7,346	(282)	(4)
Gain on sale of branches	1,448	—	1,448	100
Gain (loss) on sale of premises and equipment	93	(9)	102	1,133
Other	3,927	3,645	282	8
Total noninterest income	$36,331	$33,449	$2,882	9%
•Gain on sale of loans held for sale: The increase was primarily driven by growth in the volume of HELOCs and residential mortgage loans sold during the current period, partially offset by a reduction in the sales volume of the guaranteed portion of SBA commercial loans. During the year ended December 31, 2025, there were $257.2 million of HELOCs sold with gains of $2.4 million compared to $95.4 million sold with gains of $887,000 in the prior year. There were $113.5 million of residential mortgage loans originated for sale which were sold with gains of $2.4 million compared to $82.0 million sold with gains of $1.4 million in the prior year. There were $40.4 million of sales of the guaranteed portion of SBA commercial loans with gains of $3.0 million compared to $48.7 million sold with gains of $3.9 million during the prior year. Lastly, our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net loss of $131,000 for the year ended December 31, 2025 versus $81,000 of a net gain in the prior year.
•BOLI income: The decrease was due to a $1.0 million decrease in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies year-over-year, partially offset by higher yielding policies as a result of restructuring the portfolio at the end of the calendar year ended December 31, 2023.
•Gain on sale of branches: During the current year we completed the sale of our two Knoxville, Tennessee branches, recognizing a gain of $1.4 million in the current year, with no similar activity occurring in the prior year.
Noninterest Expense.  Noninterest expense for the year ended December 31, 2025 decreased $321,000, or 0.3%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Years Ended December 31,
(Dollars in thousands)	2025	2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$72,956	$67,900	$5,056	7%
Occupancy expense, net	10,021	9,768	253	3
Computer services	10,653	12,506	(1,853)	(15)
Operating lease depreciation expense	7,009	7,734	(725)	(9)
Telecom, postage and supplies	2,188	2,253	(65)	(3)
Marketing and advertising	1,879	1,893	(14)	(1)
Deposit insurance premiums	1,935	2,230	(295)	(13)
Core deposit intangible amortization	1,747	2,463	(716)	(29)
Contract renewal consulting fee	—	2,965	(2,965)	(100)
Other	16,788	15,785	1,003	6
Total noninterest expense	$125,176	$125,497	$(321)	—%
•Salaries and employee benefits: The increase was primarily the result of increases in both pay and incentive compensation.
•Computer services: At the end of the prior calendar year, we finalized a multiyear renewal of our largest core processing contract. The decrease in expense period-over-period is a reflection of the improved vendor pricing negotiated through this effort.
•Operating lease depreciation expense: The decrease was due to a decline in the population of operating lease contracts (assets being depreciated) year-over-year.
•Deposit insurance premiums: The decrease period-over-period was the result of higher regulatory capital ratios.
•Core deposit intangible amortization: The intangible recorded associated with the Quantum merger is being amortized on an accelerated basis, so the rate of amortization slowed year-over-year.
•Contract renewal consulting fee: In the prior year we paid a fee to a consultant to negotiate the multiyear renewal of our largest core processing contract, with no similar fee being recognized in the current year.
•Other: The change period-over-period was driven by increases of $415,000 in community association banking deposit line of business referral fees, $285,000 in losses on the sale of repossessed equipment, and $226,000 in other consulting fees.

Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rate was 20.5% and 21.6% for the years ended December 31, 2025 and 2024, respectively.
Balance Sheet Review
Total assets decreased by $49.8 million to $4.5 billion and total liabilities decreased by $98.7 million to $3.9 billion at December 31, 2025 as compared to December 31, 2024. These changes can be traced to the use of the proceeds from both loan paydowns and maturities of debt securities and certificates of deposit to offset a $69.2 million decline in deposits. The decrease in deposits was mainly the result of a $115.8 million reduction in brokered deposits and $34.3 million of deposits which were assumed by the purchaser of our two Knoxville, Tennessee branches, partially offset by an increase of $57.0 million in core deposits.
Stockholders' equity increased $48.9 million, or 8.9%, to $600.7 million at December 31, 2025 as compared to December 31, 2024. Activity within stockholders' equity included $64.4 million in net income and $5.6 million in share-based compensation and stock option exercises, partially offset by $8.4 million in cash dividends declared and $13.6 million in stock repurchases. In addition, accumulated other comprehensive income improved by $2.3 million due to a reduction in the unrealized loss on available for sale securities due to lower market interest rates.
As of December 31, 2025, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $41.5 million, or 1.16% of total loans, at December 31, 2025 compared to $45.3 million, or 1.24% of total loans, at December 31, 2024. The drivers of this change are discussed in the "Comparison of Results of Operations for the Years Ended December 31, 2025 and December 31, 2024 – Provision for Credit Losses" section above. Of note, as of December 31, 2024, the ACL on loans included a $2.2 million qualitative allocation for the potential impact of Hurricane Helene on our loan portfolio, while this allocation had been removed prior to December 31, 2025.
Net loan charge-offs totaled $9.3 million for the year ended December 31, 2025 compared to $10.8 million for the prior year. For both periods, net charge-offs were concentrated within our equipment finance portfolio, primarily related to over-the-road truck loans, where we recognized net charge-offs of $6.2 million and $6.7 million for the same periods, respectively. Annualized net charge-offs as a percentage of average loans were 0.24% and 0.28% for the years ended December 31, 2025 and 2024, respectively.
Nonperforming assets, made up of nonaccrual loans and repossessed assets, increased by $11.3 million, or 34.1%, to $44.4 million, or 0.98% of total assets, at December 31, 2025 compared to $33.1 million, or 0.72% of total assets, at September 30, 2025. SBA loans made up the largest portion of nonperforming assets at $20.6 million and $11.9 million, respectively, at these same dates of which $14.9 million and $6.6 million, respectively, of these amounts were fully guaranteed. Of the remaining nonperforming assets, equipment finance loans (concentrated in the transportation sector) made up $6.6 million and $5.5 million, respectively, and HELOCs totaled $6.5 million and $5.9 million, respectively, both at these same dates. The ratio of nonperforming loans to total loans was 1.22% at December 31, 2025 compared to 0.89% at September 30, 2025. When adjusted for fully guaranteed loans, the ratio of nonperforming loans to total loans was 0.81% at December 31, 2025 compared to 0.71% at September 30, 2025.
Nonperforming assets increased by $15.7 million, or 54.4%, to $44.4 million, or 0.98% of total assets, at December 31, 2025 compared to $28.8 million, or 0.63% of total assets, at December 31, 2024. The ratio of nonperforming loans to total loans was 1.22% at December 31, 2025 compared to 0.76% at December 31, 2024.
Classified assets increased by $9.5 million, or 16.8%, to $66.2 million, or 1.46% of total assets, as of December 31, 2025 when compared to the balance of $56.6 million, or 1.23% of total assets, as of September 30, 2025. Similarly, classified assets increased by $17.9 million, or 37.1%, to $66.2 million, or 1.46% of total assets, as of December 31, 2025 when compared to the balance of $48.3 million, or 1.06% of total assets, at December 31, 2024. SBA loans made up the largest portion of classified assets at $27.3 million and $20.0 million, respectively, as of December 31, 2025 and September 30, 2025 of which $19.8 million and $12.7 million, respectively, was fully guaranteed. The remaining population of classified assets at December 31, 2025 included $8.9 million of HELOCs, $8.5 million of equipment finance loans (concentrated in the transportation sector), $7.6 million of non-owner occupied CRE loans, and $7.3 million of 1-4 family residential real estate loans.
Lastly, in an effort to assist customers in their post-Hurricane Helene recovery and clean-up efforts, at the end of the prior calendar year we granted payment deferrals of up to six months to provide short-term relief to impacted customers. The outstanding balance of these deferrals declined from $136.0 million at December 31, 2024 to $318,000 at December 31, 2025. To date, $165,000 in charge-offs have been recognized which were directly related to Hurricane Helene.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. (NYSE: HTB), headquartered in Asheville, North Carolina, is the holding company for HomeTrust Bank, a state-chartered community bank operating over 30 locations across North Carolina, South Carolina, East Tennessee, Southwest Virginia, and Georgia. With total assets of $4.5 billion as of December 31, 2025, the Company’s goal is to continue to be recognized as a high-performing, regional community bank, while our strategy to reach that goal is to be a best place to work. As a reflection of these efforts, the Company has been named one of Bank Director’s “Best U.S. Banks,” one of Forbes’ “America’s Best Banks”, one of S&P Global’s “Top 50 Community Banks,” and named to the 2025 KBW Honor Roll. In addition, the Company has been recognized as one of American Banker’s “Best Banks to Work For,” received a “Most Loved Workplace” certification by Best Practices Institute, named as one of Best Companies Group’s “America’s Best Workplaces,” as well as being named a “Best Place to Work” in all five states in which the Company operates.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; natural disasters; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
9

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024(1)
Assets
Cash	$14,411	$15,435	$16,662	$14,303	$18,778
Interest-bearing deposits	310,281	300,395	280,547	285,522	260,441
Cash and cash equivalents	324,692	315,830	297,209	299,825	279,219
Certificates of deposit in other banks	18,841	20,833	23,319	25,806	28,538
Debt securities available for sale, at fair value	142,540	145,682	143,942	150,577	152,011
FHLB and FRB stock	13,636	14,325	15,263	13,602	13,630
SBIC investments, at cost	18,818	18,346	17,720	17,746	15,117
Loans held for sale, at fair value	7,005	7,907	1,106	2,175	4,144
Loans held for sale, at the lower of cost or fair value	198,688	189,047	169,835	151,164	202,018
Total loans, net of deferred loan fees and costs	3,578,154	3,643,619	3,671,951	3,648,609	3,648,299
Allowance for credit losses – loans	(41,479)	(43,086)	(44,139)	(44,742)	(45,285)
Loans, net	3,536,675	3,600,533	3,627,812	3,603,867	3,603,014
Premises and equipment held for sale, at the lower of cost or fair value	616	616	616	8,240	616
Premises and equipment, net	62,400	62,437	62,706	62,347	69,872
Accrued interest receivable	15,973	17,077	16,554	18,269	18,336
Deferred income taxes, net	9,922	9,789	9,968	9,288	10,735
BOLI	93,930	93,474	92,576	91,715	90,868
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	4,848	5,259	5,670	6,080	6,595
Other assets	62,940	56,871	59,646	63,248	66,606
Total assets	$4,545,635	$4,592,137	$4,578,053	$4,558,060	$4,595,430
Liabilities and stockholders' equity
Liabilities
Deposits	$3,709,997	$3,698,227	$3,666,178	$3,736,360	$3,779,203
Junior subordinated debt	10,220	10,195	10,170	10,145	10,120
Borrowings	165,000	230,000	265,000	177,000	188,000
Other liabilities	59,728	57,882	57,431	69,106	66,349
Total liabilities	3,944,945	3,996,304	3,998,779	3,992,611	4,043,672
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	173	175	175	176	175
Additional paid in capital	166,856	176,289	174,900	176,682	176,693
Retained earnings	436,524	422,615	408,178	393,026	380,541
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,438)	(3,571)	(3,703)	(3,835)	(3,966)
Accumulated other comprehensive income (loss)	575	325	(276)	(600)	(1,685)
Total stockholders' equity	600,690	595,833	579,274	565,449	551,758
Total liabilities and stockholders' equity	$4,545,635	$4,592,137	$4,578,053	$4,558,060	$4,595,430
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,286,289 at December 31, 2025; 17,520,425 at September 30, 2025; 17,492,143 at June 30, 2025; 17,552,626 at March 31, 2025; and 17,527,709 at December 31, 2024.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Years Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Interest and dividend income
Loans	$59,597	$61,749	$240,399	$247,642
Debt securities available for sale	1,599	1,662	6,706	6,045
Other investments and interest-bearing deposits	2,271	1,984	9,033	7,929
Total interest and dividend income	63,467	65,395	256,138	261,616
Interest expense
Deposits	18,909	19,474	77,602	87,438
Junior subordinated debt	199	207	817	928
Borrowings	146	325	981	3,746
Total interest expense	19,254	20,006	79,400	92,112
Net interest income	44,213	45,389	176,738	169,504
Provision for credit losses	2,080	2,015	6,938	7,545
Net interest income after provision for credit losses	42,133	43,374	169,800	161,959
Noninterest income
Service charges and fees on deposit accounts	2,534	2,527	9,807	9,165
Loan income and fees	926	577	2,772	2,737
Gain on sale of loans held for sale	1,926	1,725	7,668	6,253
BOLI income	976	882	3,552	4,312
Operating lease income	2,032	1,777	7,064	7,346
Gain on sale of branches	—	—	1,448	—
Gain (loss) on sale of premises and equipment	65	—	93	(9)
Other	937	1,263	3,927	3,645
Total noninterest income	9,396	8,751	36,331	33,449
Noninterest expense
Salaries and employee benefits	18,541	18,508	72,956	67,900
Occupancy expense, net	2,572	2,563	10,021	9,768
Computer services	2,798	2,562	10,653	12,506
Operating lease depreciation expense	1,582	1,770	7,009	7,734
Telecom, postage and supplies	542	539	2,188	2,253
Marketing and advertising	514	471	1,879	1,893
Deposit insurance premiums	483	468	1,935	2,230
Core deposit intangible amortization	411	410	1,747	2,463
Contract renewal consulting fee	—	—	—	2,965
Other	4,251	3,975	16,788	15,785
Total noninterest expense	31,694	31,266	125,176	125,497
Income before income taxes	19,835	20,859	80,955	69,911
Income tax expense	3,711	4,368	16,591	15,106
Net income	$16,124	$16,491	$64,364	$54,805

Per Share Data

	Three Months Ended		Years Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Net income per common share(1)
Basic	$0.94	$0.96	$3.75	$3.21
Diluted	$0.93	$0.95	$3.72	$3.20
Average shares outstanding
Basic	16,936,740	16,998,549	16,987,894	16,914,741
Diluted	17,070,906	17,130,030	17,106,783	16,977,330
Book value per share at end of period	$34.75	$34.01	$34.75	$31.48
Tangible book value per share at end of period(2)	$32.56	$31.83	$32.56	$29.24
Cash dividends declared per common share	$0.13	$0.12	$0.49	$0.45
Total shares outstanding at end of period	17,286,289	17,520,425	17,286,289	17,527,709
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Years Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.44%	1.48%	1.46%	1.23%
Return on equity (ratio of net income to average equity)	10.63	11.10	11.06	10.37
Yield on earning assets	6.02	6.21	6.16	6.28
Rate paid on interest-bearing liabilities	2.53	2.63	2.62	2.98
Average interest rate spread	3.49	3.58	3.54	3.30
Net interest margin(2)	4.20	4.31	4.25	4.07
Average interest-earning assets to average interest-bearing liabilities	138.36	138.10	137.29	134.60
Noninterest expense to average total assets	2.83	2.80	2.84	2.83
Efficiency ratio	59.12	57.75	58.75	61.84
Efficiency ratio – adjusted(3)	58.80	57.28	58.72	60.28
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Asset quality ratios
Nonperforming assets to total assets(1)	0.98%	0.72%	0.67%	0.61%	0.63%
Nonperforming loans to total loans(1)	1.22	0.89	0.81	0.74	0.76
Total classified assets to total assets	1.46	1.23	1.07	0.85	1.06
Allowance for credit losses to nonperforming loans(1)	94.75	132.26	147.98	165.96	163.68
Allowance for credit losses to total loans	1.16	1.18	1.20	1.23	1.24
Net charge-offs to average loans (annualized)	0.33	0.29	0.21	0.14	0.19
Capital ratios
Equity to total assets at end of period	13.21%	12.98%	12.65%	12.41%	12.01%
Tangible equity to total tangible assets(2)	12.49	12.25	11.91	11.65	11.25
Average equity to average assets	13.56	13.31	13.20	12.66	11.90
(1)Nonperforming assets include nonaccruing loans and repossessed assets. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2025, $10.1 million, or 23.2%, of nonaccruing loans were current on their loan payments as of that date. For more information, see the "Asset Quality" section above.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Commercial real estate
Construction and land development	$277,028	$268,953	$267,494	$247,539	$274,356
Commercial real estate – owner occupied	562,049	540,807	561,623	570,150	545,490
Commercial real estate – non-owner occupied	832,502	861,244	877,440	867,711	866,094
Multifamily	110,912	115,403	113,416	118,094	120,425
Total commercial real estate	1,782,491	1,786,407	1,819,973	1,803,494	1,806,365
Commercial loans
Commercial and industrial	378,686	399,155	367,359	349,085	316,159
Equipment finance	311,356	340,322	360,499	380,166	406,400
Municipal leases	166,396	164,967	168,623	163,554	165,984
Total commercial	856,438	904,444	896,481	892,805	888,543
Residential real estate
Construction and land development	45,617	51,110	53,020	56,858	53,683
One-to-four family	633,511	636,857	640,287	631,537	630,391
HELOCs	217,310	216,122	205,918	199,747	195,288
Total residential real estate	896,438	904,089	899,225	888,142	879,362
Consumer	42,787	48,679	56,272	64,168	74,029
Total loans, net of deferred loan fees and costs	3,578,154	3,643,619	3,671,951	3,648,609	3,648,299
Allowance for credit losses – loans	(41,479)	(43,086)	(44,139)	(44,742)	(45,285)
Loans, net	$3,536,675	$3,600,533	$3,627,812	$3,603,867	$3,603,014

Deposits

(Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Core deposits
Noninterest-bearing accounts	$707,748	$689,352	$698,843	$721,814	$680,926
NOW accounts	546,387	537,954	561,524	573,745	575,238
Money market accounts	1,374,635	1,343,008	1,323,762	1,357,961	1,341,995
Savings accounts	171,455	172,883	179,980	184,396	181,317
Total core deposits	2,800,225	2,743,197	2,764,109	2,837,916	2,779,476
Certificates of deposit	909,772	955,030	902,069	898,444	999,727
Total	$3,709,997	$3,698,227	$3,666,178	$3,736,360	$3,779,203

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Years Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Noninterest expense	$31,694	$31,266	$125,176	$125,497
Less: contract renewal consulting fee	—	—	—	2,965
Noninterest expense – adjusted	$31,694	$31,266	$125,176	$122,532

Net interest income	$44,213	$45,389	$176,738	$169,504
Plus: tax-equivalent adjustment	448	440	1,737	1,460
Plus: noninterest income	9,396	8,751	36,331	33,449
Less: BOLI death benefit proceeds in excess of cash surrender value	92	—	92	1,143
Less: gain on sale of branches	—	—	1,448	—
Less: gain (loss) on sale of premises and equipment	65	—	93	(9)
Net interest income plus noninterest income – adjusted	$53,900	$54,580	$213,173	$203,279

Efficiency ratio	59.12%	57.75%	58.75%	61.84%
Efficiency ratio – adjusted	58.80%	57.28%	58.72%	60.28%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total stockholders' equity	$600,690	$595,833	$579,274	$565,449	$551,758
Less: goodwill, core deposit intangibles, net of taxes	37,844	38,160	38,477	38,793	39,189
Tangible book value	$562,846	$557,673	$540,797	$526,656	$512,569
Common shares outstanding	17,286,289	17,520,425	17,492,143	17,552,626	17,527,709
Book value per share	$34.75	$34.01	$33.12	$32.21	$31.48
Tangible book value per share	$32.56	$31.83	$30.92	$30.00	$29.24
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Tangible equity(1)	$562,846	$557,673	$540,797	$526,656	$512,569
Total assets	4,545,635	4,592,137	4,578,053	4,558,060	4,595,430
Less: goodwill, core deposit intangibles, net of taxes	37,844	38,160	38,477	38,793	39,189
Total tangible assets	$4,507,791	$4,553,977	$4,539,576	$4,519,267	$4,556,241

Tangible equity to tangible assets	12.49%	12.25%	11.91%	11.65%	11.25%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.